
                                                   ROPES & GRAY
                                                225 FRANKLIN STREET
                                            BOSTON, MASSACHUSETTS 02110
                                                  (617) 423-6100

IN PROVIDENCE                         TELEX NUMBER 940519 ROPGRALOR BSN                                  IN WASHINGTON
30 KENNEDY PLAZA                      TELEX NUMBER 951973 ROPES GRAY BSN               1001 TWENTY-SECOND STREET, N.W.
PROVIDENCE, R.I.  02902               TELECOPIERS:      (617) 423-2377                         WASHINGTON, D.C.  20037
(401) 521-6400                                          (617) 423-7841                                  (202) 429-1600
TELECOPIER: (401) 521-0910            INTERNATIONAL:    (617) 423-6905                      TELECOPIER: (202) 429-1629

                                                     February 25, 1987

The Colonial Fund
One Financial Center
Boston, Massachusetts  02111

Gentlemen:

      We are furnishing this opinion in connection with the proposed offer and sale by The Colonial Fund, a Massachusetts business trust (the "Trust"), of its shares of beneficial interest (the "Shares") pursuant to Registration Statement No. 2-15392 on Form N-1A under the Securities Act of 1933, which Registration Statement was initially filed by The Colonial Fund, Inc., a Massachusetts corporation, and which is to be expressly adopted by the Trust, as the successor in interest to such corporation, in accordance with procedures approved by the staff of the Securities and Exchange Commission.

      We are familiar with the action taken by the initial Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's records of Trustee and shareholder action, its By-Laws and its Agreement and Declaration of Trust on file at the Office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement, in the form filed or to be filed with the Securities Exchange Commission, and such other documents as we deem necessary for the purposes of this opinion.

      We assume that upon sale of the Shares the Trust will receive the net asset value thereof. We also assume that, in connection with any offer and sale of the Shares, the Trust will take proper steps to effect compliance with applicable federal and state laws regulating offerings and sales of securities.

      Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

      The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be


ROPES & GRAY

    The Colonial Fund                       -2-              February 25, 1987

held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

      We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

                                                              Very truly yours,



                                                              Ropes & Gray







s:/funds/trustiii/general/opinion2.doc